Exhibit 10.1

September 12, 2006
Mr. David F. Hale
17079 Circa Del Sur
Rancho Santa Fe, California 92067

Re:                             Position as Chairman of the Board of Directors of Metabasis Therapeutics, Inc.

Dear David:

It is my sincere pleasure, on behalf of Metabasis Therapeutics, Inc. (“Metabasis”), to offer you the role of Chairman of the Board of Directors of Metabasis (the “Board’).  For so long as you remain Chairman and subject to Board approval, Metabasis will grant you an option to purchase up to 10,000 shares of Metabasis common stock (the “Chairman Annual Grant”) under the Metabasis 2001 Amended and Restated Equity Incentive Plan (the “Plan”) concurrently with each Annual Grant (as defined in the Metabasis 2004 Non-Employee Directors’ Stock Option Plan).  The Chairman Annual Grant shall have the same terms as each Annual Grant, including vesting, and will be in addition to the Annual Grants.  All terms and conditions of the Chairman Annual Grant will be set forth in the Plan and the Metabasis form of stock option agreement, grant notice, exercise notice and other documents relating to the Plan.  Should you choose to accept this offer on the terms provided herein, your appointment as Chairman of the Board of Directors is contingent and effective upon your execution of this letter.

As Chairman, you will be expected to work closely with the Board, the Chief Executive Officer and the executive team of Metabasis to further the goals and objectives of the organization, consistent with the usual and customary duties of a chairman of the board of a publicly traded biotechnology company.  The Board expects that in your new role as Chairman, you will maintain an office at the Company’s La Jolla, California headquarters, will spend at least one day per week on Metabasis business (or traveling on behalf of Metabasis as needed), be involved in selected high level management decisions as guided by the Board, and serve as a facilitator of communications between the executive team of Metabasis and the non-employee directors.  In addition, you have agreed that, during your tenure as Chairman of Metabasis, you will promptly notify the Board if you accept employment as an executive officer of any other company or organization.  The Board, in its sole discretion, will determine whether any such employment is consistent with the duties undertaken pursuant to this letter.

As compensation for your services as Chairman, you will be paid a Chairman fee of $100,000 per annum, payable in accordance with Metabasis’ policies for payment of Board compensation (the “Chairman Fee”).  The Compensation Committee will review the Chairman Fee on an annual basis and may modify the Chairman Fee as it deems necessary.  In addition, Metabasis will grant you an option to purchase up to 100,000 shares of Metabasis common stock (the “Chairman Grant”) under the Plan. The Chairman Grant shall be contingent upon your execution of this letter and granted on the third business day after general public release of the Metabasis’ quarterly financial results for the third quarter of fiscal year 2006.  The Chairman Grant shall commence vesting upon your execution of this letter and will vest monthly in equal increments over a 36 month period, for so long as you continue to serve as Chairman and do not accept employment with any other company or organization which the Board determines is inconsistent with the duties undertaken pursuant to this letter; provided, however, that in the event the Board elects a new Chairman and you continue to serve as a director, consultant or employee of Metabasis, the Chairman Grant will continue to vest in accordance with the aforementioned schedule for a period of six months following such election of a new Chairman.  If, during your board service, there is a Change of Control of Metabasis, as defined in the Plan, any unvested options will immediately become fully vested.  All terms and conditions of the Chairman Grant will be set forth in the Plan and the Metabasis form of stock option agreement, grant notice, exercise notice and other documents relating to the Plan.

In addition to the Chairman Annual Grant, Chairman Fee and Chairman Grant, you will continue to receive the fees and stock option grants provided to the non-employee directors of Metabasis.  Metabasis will also continue to reimburse you for reasonable out-of-pocket expenses incurred in connection with your service as a director in accordance with Metabasis’ established reimbursement policies.  You will also continue to receive indemnification under Metabasis’ standard form of indemnity agreement for directors.

This letter, along with the stock option documentation referred to herein, constitutes the entire agreement between you and Metabasis regarding the subject matter hereof.  This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of Metabasis.

If the terms of this letter are acceptable to you, please sign and date this letter below and return it to me in the enclosed return envelope, retaining a copy for your records.

Very truly yours,

/s/ Arnold L. Oronsky, Ph.D.
Arnold L. Oronsky, Ph.D.
Member of the Compensation Committee
Metabasis Therapeutics, Inc.

Accepted and agreed:

/s/ David F. Hale
David F. Hale

Date: September 12, 2006